Exhibit 10.30

PROMISSORY NOTE

$1,000,000	December 15, 2003
San Jose, CA

WHEREAS, this Note is the New Obligor Note referred to in that certain letter agreement dated December 6, 2003 among GCT Semiconductor, Inc. (“Maker”), Kisub Lee and Kyeong Ho Lee.

FOR VALUE RECEIVED, the Maker promises to pay to Kyeong Ho Lee, the principal sum of One Million Dollars ($1,000,000), together with interest from the date of this note on the unpaid balance from time to time outstanding hereunder. Such interest shall accrue, throughout the period there remains an unpaid balance outstanding under this note, at the rate of seven and one half percent (7.50%) per annum. The principal balance of this note, together with accrued interest, shall be payable on December 15, 2005.

The payment shall be made in lawful tender of the United States and shall be credited first to any accrued interest then due and payable and the remainder applied to principal. Prepayment of any amount payable hereunder may be made at any time without penalty or premium.

This Promissory Note shall be construed in accordance with the laws of the State of California.

GCT SEMICONDUCTOR, INC.

By:	/s/ Ron Wilderink
Name:	Ron Wilderink
Its:	CFO

AGREED AND ACCEPTED:

/s/ Kyeong Ho Lee
Kyeong Ho Lee